$500,000.00

Atlanta, Georgia As of June 22, 2012

PROMISSORY NOTE

FOR VALUE RECEIVED, GEORGIA HEALTHCARE REIT, INC., a Georgia corporation (hereinafter referred to as "Maker"), promises to pay to the order of GLOBAL CASINOS, INC., a Utah corporation (hereinafter, together with any other holder hereof, referred to as "Holder"), at 1507 Pine Street, Boulder, Colorado 80302 or to such other party or parties as Holder from may from time to time designate in writing, the principal sum of Five Hundred Thousand and 001100 Dollars ($500,000.00), together with simple interest accruing on the unpaid balance of this Note at a rate equal to five percent (5%) per annum (the "Interest Rate").

Payments of interest only shall be made monthly commencing on July 1, 2012 and continuing on the 1st day of each month thereafter.

The principal sum of this Note and any unpaid accrued interest is due and payable on June 30, 2013 (the "Maturity Date").

The principal amount of the Note may be prepaid in whole from time to time and at any time without premium or penalty, and Maker will not be obligated to pay any interest that would have become due after the date of the prepayment. If Maker elects to prepay a portion of the principal amount of this Note, Maker will remain obligated to pay the full amount of the interest described above to Holder until the full principal balance has been paid by Maker.

If the payment obligation under this Note is not paid when due, the Holder shall provide written notice of default to the Maker at the address written above, and Maker will have five (5) days from the receipt of such written notice to cure the default. If Maker fails to cure any payment default within the cure period, the Maker will be obligated to pay the Holder's costs of collection, including reasonable attorney fees actually incurred. Any payment which is not paid within the cure period (including that which may become due upon acceleration as hereinafter provided) will bear interest at the rate which is eight percent (8%) per annum in excess of the Interest Rate (the "Default Rate"), from the date of the payment default until paid.

If Maker fails to pay when due any amount payable hereunder, then, after the notice and expiration of the cure period described above, the entire unpaid principal balance of this Note, together with accrued interest thereon, will, at the option of Holder, be immediately due and payable, and Holder may proceed forthwith to collect the same regardless of the stipulated date of maturity, TIME BEING OF THE ESSENCE HEREOF FOR ALL PURPOSES. Neither Holder's failure to exercise this right of acceleration of the maturity of the indebtedness evidenced hereby, nor Holder's acceptance of one or more past due installments, nor Holder's granting of any indulgences from time to time, will constitute a novation of this contract or a waiver of the right of Holder thereafter to insist upon strict compliance with the terms of this Note.

No extension of time for the payment of this Note or any installment due hereunder will release, discharge, modify or change the liability of the Maker or any endorser under this Note.

This Note may not be assigned to or assumed by any other party, without the express written consent of the Maker and the Holder.

The terms of this Note are binding upon and inure to the benefit of the parties, and their respective legal representatives, successors and assigns. This instrument is governed by the laws of the State of Georgia. Whenever the singular or plural number or the masculine, feminine or neuter gender is used herein, it will equally include the other.

IN WITNESS WHEREOF, Maker has executed this Note effective as of the day and year first above written.

GEORGIA HEALTHCARE REIT, INC.

A Georgia corporation

By:

Christopher F. Brogdon

CHRISTOPHER F. BROGDON

President